Exhibit 99.3

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Sealy Northwest Atlanta Partners, L.P.

Shreveport, Louisiana

We have audited the accompanying consolidated statements of operations, partners’ capital, and cash flows of Sealy Northwest Atlanta Partners, L.P. (the “Partnership”) for the year ended December 31, 2011. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Partnership for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

March 9, 2012

Atlanta, Georgia

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 (UNAUDITED) AND 2012 (UNAUDITED)

ASSETS
	2013	2012
	(UNAUDITED)	(UNAUDITED)
PROPERTY AND EQUIPMENT
Buildings and improvements	$22,600,496	$22,600,496
Land	8,048,579	8,048,579
Land improvements	3,967,043	3,967,043
Tenant improvements	2,863,862	2,639,925

Total property and equipment, at cost	37,479,980	37,256,043
Less accumulated depreciation	(8,318,167)	(7,290,673)

Total property and equipment, net	29,161,813	29,965,370

CASH AND CASH EQUIVALENTS	357,754	274,847

RESTRICTED CASH	469,013	436,738

OTHER ASSETS
Deferred rent receivable	562,957	534,872
Deferred financing costs, net of accumulated amortization of $344,734 and $194,118 for 2013 and 2012	257,728	408,344
Prepaid expenses and other assets	28,871	37,391
Tenant rent receivable, net	123,260	96,311
Due from related parties	7,700	4,450
Deferred leasing costs, net of accumulated amortization of $506,729 and $570,058 for 2013 and 2012	424,990	354,609

Total other assets	1,405,506	1,435,977

TOTAL ASSETS	$31,394,086	$32,112,932

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Note payable	$13,592,486	$13,773,007
Accrued interest payable	65,548	—
Accounts payable and accrued expenses	139,720	38,286
Unearned revenues	179,157	117,911
Tenant security deposits	179,205	156,563

Total liabilities	14,156,116	14,085,767

PARTNERS’ CAPITAL	$17,237,970	$18,027,165

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$31,394,086	$32,112,932

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED, 2012 (UNAUDITED) AND 2011

	2013	2012
	(UNAUDITED)	(UNAUDITED)	2011
REVENUES
Minimum rent	$2,207,700	$2,236,500	$2,516,602
Tenant Reimbursements	413,222	412,146	444,610

Total revenues	$2,620,922	$2,648,646	$2,961,212

OPERATING EXPENSES
Depreciation and amortization	1,142,951	1,245,585	1,133,838
Repairs and maintenance	541,086	358,578	432,170
Property taxes	325,868	346,471	330,234
General and administrative	182,917	190,058	146,133
Utilities	158,068	153,964	144,031
Management fees	93,174	94,331	106,154
Insurance	59,405	62,845	66,672
Bad debt	64,769	—	23,536

Total operating expenses	2,568,238	2,451,832	2,382,768

OPERATING INCOME	52,684	196,814	578,444

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt and accrued interest	—	—	9,158,571
Other income	85,841	13,706	16,292
Interest expense	(927,720)	(956,213)	(2,188,044)

Total other income (expense)	(841,879)	(942,507)	6,986,819

NET INCOME (LOSS)	$(789,195)	$(745,693)	$7,565,263

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED) AND 2011

	Sealy Northwest	WRT-Atlanta,
	Atlanta Ventures, L.P.	L.L.C.	Total
BALANCE, DECEMBER 31, 2010 (UNAUDITED)	$1,413,038	$2,119,557	$3,532,595
Contribution	3,100,000	4,650,000	7,750,000
Net Income	3,026,105	4,539,158	7,565,263

BALANCE, DECEMBER 31, 2011	7,539,143	11,308,715	18,847,858
Distribution	(30,000)	(45,000)	(75,000)
Net Income	(298,277)	(447,416)	(745,693)

BALANCE, DECEMBER 31, 2012 (UNAUDITED)	7,210,866	10,816,299	18,027,165
Net Loss	(315,678)	(473,517)	(789,195)

BALANCE, DECEMBER 31, 2013 (UNAUDITED)	$6,895,188	$10,342,782	$17,237,970

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED) AND 2011

	2013	2012
	(UNAUDITED)	(UNAUDITED)	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(789,195)	$(745,693)	$7,565,263
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	1,027,494	1,128,287	1,019,138
Bad Debt Expense	64,769	—	23,536
Amortization of acquired intangibles	—	—	—
Amortization of deferred financing costs	150,616	150,615	54,112
Amortization of deferred leasing costs	115,457	117,295	114,700
Gain on extinguishment of debt and accrued interest	—	—	(9,158,571)
Changes in assets and liabilities:
Restricted cash	(32,275)	(291,786)	254,350
Deferred rent receivable	(28,085)	(586)	(84,245)
Prepaid expenses and other assets	8,519	44,963	17,600
Tenant rent receivable	(91,718)	(96,311)	43,869
Other receivables	—	37,826	(37,826)
Due from related parties	(3,250)	(500)	7,450
Deferred leasing costs paid	(185,838)	(44,593)	(152,359)
Accrued interest	65,548	(67,828)	1,290,730
Accounts payable and accrued expenses	101,435	(95,135)	108,148
Due to related parties	—	(386)	386
Unearned revenues	61,246	(6,074)	(51,668)
Tenant security deposits	22,642	(4,703)	4,370

Net cash provided by (used in) operating activities	487,365	125,391	1,018,983

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(223,937)	(189,231)	(221,761)

Net cash used in investing activities	(223,937)	(189,231)	(221,761)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from partners	—	—	3,100,000
Deferred financing costs paid	—	—	(602,463)
Payments on note payable	(180,521)	(196,876)	(3,130,117)
Distributions to partners	—	(75,000)	—

Net cash used in financing activities	(180,521)	(271,876)	(632,580)

Change in cash and cash equivalents	82,907	(335,716)	164,642

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	274,847	610,563	445,921

CASH AND CASH EQUIVALENTS, END OF YEAR	$357,754	$274,847	$610,563

Cash paid during the year for interest	$711,556	$805,598	$843,192

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED) AND 2011

Supplemental Disclosure of Noncash Investing and Financing Transactions:

During the year ended December 31, 2011, the Partnership entered into a discounted payoff option with a lender, whereby, the Lender reduced the amount of note payable outstanding by $7,000,000 and reduced the amount of accrued interest outstanding by $2,158,571.

During the year ended December 31, 2011, a related party converted $4,650,000 of a note payable to Partners’ capital.

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

1.	ORGANIZATION

Sealy Northwest Atlanta Partners, L.P. (the “Partnership”), a Delaware limited partnership, was organized in December 2006 (expires December 31, 2056) by Sealy Northwest Atlanta Ventures, L.P. (“Sealy”) and WRT-Atlanta, L.L.C. (the “WRT”) (collectively, the “Partners”) to acquire, own, operate, maintain, and lease certain commercial properties located in Marietta, Georgia (the “Property”). The Partnership acquired the Property on December 12, 2006 and began operations.

(a)	Profits (Losses) Allocation

Net profits and losses shall be allocated to the Partners in accordance with the terms of the Partnership Agreement. Profits are allocated as follows:

(i)	First, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the balance of their Additional Capital Contributions Preferred Return Accounts; and

(ii)	Second, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (i) above, plus the balance of their respective Additional Capital Contribution Accounts; and

(iii)	Third, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (ii) above, plus the balance of their respective Initial Capital Preferred Return Account Balances; and

(iv)	Fourth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iii) above, plus the balance of their respective Initial Capital Contribution Account Balances; and

(v)	Fifth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iv) to be in the same proportions as their respective Residual Percentages; and

(vi)	Sixth, any remainder allocated to the Partners in proportion to their respective Residual Percentage Interests.

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

1.	ORGANIZATION (CONTINUED)

Losses are allocated to the Partners as follows:

(i)	First, to the Partners in proportion to and to the extent of the amounts necessary to cause the amounts by which such Partners’ Capital Accounts exceed the sum referred to in tier (iv) of the profit allocation shown above to be in the same proportions as their respective Residual Percentages; and

(ii)	Second, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iv) of the profit allocation shown above; and

(iii)	Third, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iii) of the profit allocation shown above; and

(iv)	Fourth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (ii) of the profit allocation shown above; and

(v)	Fifth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (i) of the profit allocation shown above; and

(vi)	Sixth, to the Partners in proportion to, and to the extent of the amounts necessary to cause their respective Capital Accounts to equal zero.

(b)	Distribution of cash flows

The Partnership’s distributable cash from operations, as defined, shall be distributed as follows:

(i)	First, to the Partners in proportion to their respective Additional Capital Preferred Return Account balances until such balances are reduced to zero;

(ii)	Second, to the Partners in proportion to their respective Initial Capital Preferred Return Account balances until such balances are reduced to zero; and

(iii)	Third, any balance to the Partners in proportion to their respective Residual Percentages.

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The Partnership has adopted Financial Accounting Standards Board (FASB) Codification. The Codification is the single official source of authoritative accounting principles generally accepted in the United States of America (GAAP) recognized by the FASB to be applied by non-governmental entities and all of the Codification’s content carries the same level of authority.

Principles of consolidation - The Partnership’s consolidated financial statements include its accounts and the accounts of Sealy Northwest Atlanta, L.P., which holds the Property and Sealy Northwest Atlanta General Partner, L.L.C. All intercompany profits, balances and transactions are eliminated in consolidation.

Cash and cash equivalents - All highly-liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

Use of estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Property and equipment - Property and equipment, including property improvements, are recorded at cost. Major renewals and purchases of property and equipment are capitalized. Repairs and maintenance are charged to operations as incurred.

Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives are 5 to 39 years for buildings and improvements, and 15 years for land improvements. Depreciation of tenant improvements is computed using the straight-line method over the life of the respective lease. Depreciation expense for the years ended December 31, 2013, 2012, and 2011 was $1,027,494, $1,128,287, and $1,019,138, respectively.

Restricted cash - Restricted cash represents amounts escrowed for property taxes, insurance, tenant improvements and commissions, and repairs and improvements.

Deferred charges - Deferred charges consist of financing costs and leasing costs. Deferred financing costs are related to the Partnership’s note payable. Financing costs are amortized, as a component of interest expense, over the term of the loan using a method that approximates the effective-interest method.

Tenant rent receivable - The Partnership’s estimate for the allowance for uncollectible accounts represents the probable incurred losses within its tenant receivables as of December 31, 2013 and

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

2012. The Partnership estimates probable incurred losses based upon an evaluation of delinquent accounts along with the Partnership’s own experience with collections and charge-offs. The allowance for doubtful accounts as of December 31, 2013 and 2012 was $-0-, respectively. Bad debt expense for the years ended December 31, 2013, 2012, and 2011 was $64,769, $-0-, $23,536, respectively.

Revenue recognition - Minimum rent revenue is recognized on a straight-line basis over the term of the lease agreements regardless of when payments are due. Differences between rents billed in accordance with the lease terms and the minimum rent revenue recognized on a straight-line basis are reported as deferred rent receivable in the accompanying consolidated financial statements. Tenant reimbursements are recognized as revenue in the same period the related expenses are incurred by the Partnership.

Income taxes - No federal or state income taxes are payable by the Partnership, and none have been provided for in the accompanying consolidated financial statements. The Partners are to include their respective shares of Partnership income or losses, determined on an income tax basis, in their individual tax returns.

The Partnership recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the year ended December 31, 2010. Federal and state income tax positions taken or anticipated to be taken in the income tax returns are attributable to the Partners and not to the entity. As of December 31, 2013, and 2012, there are no known items which would result in a material accrual attributable to uncertain tax positions.

Impairment of long-lived assets and long-lived assets to be disposed of - The Partnership reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There was no impairment charge recognized during the years ended December 31, 2013, 2012, and 2011.

Subsequent events - Management has evaluated subsequent events through March 3, 2014.

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

3.	DEFERRED FINANCING AND LEASING COSTS

For the year ended December 31, 2011, the Partnership paid $602,463 of financing costs related to the new note payable. For the year ended December 31, 2011, the Partnership wrote off $49,918 of financing costs related to the previous loan paid off in 2011 (See Note 5). Amortization of deferred financing costs was $150,616, $150,615, and $54,112 for the years ended December 31, 2013, 2012, and 2011.

The following is a schedule by year of future amortization of deferred financing costs, which are being amortized over the life of the note payable:

Year Ending December 31,

2013	$150,616
2014	107,112

$257,728

Amortization of deferred leasing costs was $115,457, $117,295, and $114,700 for the years ended December, 2013, 2012, and 2011, respectively. An additional $19,497, $31,646, and $18,090 of commissions was expensed in 2013, 2012, and 2011, respectively, due to the related leases having a life of less than one year or a total commission amount of less than $1,000. The following is a schedule by year of future amortization of deferred leasing costs, which are being amortized over the respective lives of the leases:

Year Ending December 31,

2014	$109,341
2015	100,221
2016	78,755
2017	46,968
2018	41,005
Thereafter	48,700

$424,990

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

4.	RELATED PARTY TRANSACTIONS

The Partnership has entered into a management agreement with a property management company related to Sealy, and will pay a monthly management fee of 3.5% of gross receipts from the Properties, less any third-party management fees, 50% of all late payments and returned checks collected, and an accounting fee of $2,480 per month. Management fees paid to related parties for the years ended December 31, 2013, 2012 and 2011 were $93,174, $94,331, and $106,154, respectively. As of December 31, 2013 and 2012, there were $-0- of accrued management fees. The management agreement also states that the related party may receive leasing commissions of 4.00% to 6.00%. Leasing commissions paid to related parties for the years ended December 31, 2013, 2012 and 2011 were $70,841, $25,855, and $49,418, respectively. All employees are currently employed by Sealy Operating Company III, Inc., a related party, and the Partnership periodically reimburses the management company for the salaries of the onsite staff. The Partnership also reimburses Sealy & Company, L.L.C., a related party, for miscellaneous postage, copier charges and bank statement fees incurred.

During 2010 the Partnership paid $10,000 on behalf of Sealy Acquisitions, L.L.C., a related party, for costs incurred related to the loan renegotiation. All amounts were collected in 2011. The remaining related party receivables represent amounts paid by the Partnership on behalf of the Partners for tax preparation and annual registration fees that are expected to be reimbursed at some time in the future. No interest is due and there are no set repayment terms on any of the related party receivables.

5.	NOTE PAYABLE

On December 12, 2006, the Partnership entered into an acquisition loan (the “Loan”) in the amount of $28,750,000 with an unrelated third party to obtain the Property. The Loan matured January 1, 2012, bore interest at a fixed rate of 5.7% per annum and required interest only payments until the loan matured.

On June 23, 2011, WRT made a $20,641,000 bridge loan to the Partnership which enabled the Partnership to satisfy its $28,750,000 first mortgage loan at a discounted payoff amount of $20,500,000, resulting in $9,158,571 of cancellation of debt that was reported as a gain on extinguishment of debt and accrued interest in the consolidated statement of operations for the year ended December 31, 2011.

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

5.	NOTE PAYABLE (CONTINUED)

On September 29, 2011, the Partnership obtained replacement financing in the amount of $14,000,000 bearing interest at Libor plus 5.35% and maturing on September 29, 2015. In connection with the financing, the Partnership purchased an interest rate cap which caps Libor at 1% through October 1, 2013. Net proceeds from the new loan plus additional capital contributions of $4,650,000 from WRT and $3,100,000 from Sealy were utilized to pay off the bridge loan. The loan bears interest at the USD LIBOR - BBA (one month) as normally published by Bloomberg Professional Service, which was 0.20% at December 31, 2013, plus a LIBOR margin rate of 5.35%, with a floor on the LIBOR rate of no less than 0.25%. The maturity date of the loan is September 29, 2015, with monthly principal and interest payments being made on the loan based on a 30-year amortization schedule.

A total of $700,000 of the loan was not funded on the closing date. It has been retained by the lender as an unfunded reserve for leasing costs. None of these funds have been disbursed as of December 31, 2013. The loan is collateralized by a security interest in the Property and an assignment of rents and leases. The note is personally guaranteed by related parties of the Partnership.

Future scheduled principal maturities are as follows at December 31, 2013:

Year Ending December 31,

2014	178,056
2015	13,414,430

$13,592,486

6.	OPERATING LEASES

The Partnership leases the Property to tenants under operating leases with expiration dates extending to 2020. The leases typically provide for minimum rent and other charges to cover certain operating expenses. Minimum future rentals on non-cancellable leases at December 31, 2013 are as follows:

Years Ending December 31,

2014	1,986,426
2015	1,613,647
2016	1,354,863
2017	865,170
2018	745,572
Thereafter	1,118,908

$7,684,586

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

7.	CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposits, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

See accompanying notes to the consolidated financial statements.